Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169535
PROSPECTUS SUPPLEMENT No. 17
(To Prospectus dated December 6, 2011)

Cole Real Estate Income Strategy (Daily NAV), Inc.

The following is a list of the net asset value (“NAV”) per share of Cole Real Estate Income Strategy (Daily NAV), Inc. on each business day for the month of June 2012:

Date	NAV Per Share	Date	NAV Per Share
June 1, 2012	$15.29	June 18, 2012	$15.29
June 4, 2012	$15.29	June 19, 2012	$15.29
June 5, 2012	$15.29	June 20, 2012	$15.29
June 6, 2012	$15.29	June 21, 2012	$15.29
June 7, 2012	$15.29	June 22, 2012	$15.29
June 8, 2012	$15.29	June 25, 2012	$15.29
June 11, 2012	$15.29	June 26, 2012	$15.29
June 12, 2012	$15.29	June 27, 2012	$15.29
June 13, 2012	$15.29	June 28, 2012	$15.75
June 14, 2012	$15.29	June 29, 2012	$15.75
June 15, 2012	$15.29

This NAV per share is the price at which we sold our shares pursuant to purchase orders, and would have redeemed shares pursuant to redemption requests, on the business day specified. Purchases and redemptions will be made in accordance with our policies as set forth in the registration statement and prospectus to which this prospectus supplement relates. Our NAV per share is posted daily on our website at https://www.colecapital.com/cole-income-nav-strategy/daily-nav.

Please refer to “Valuation Policies” in the current prospectus as supplemented, for important information about how NAV is determined. Our NAV per share, which is updated daily, along with our registration statement, prospectus, and prospectus supplements are available on our website at https://www.colecapital.com/cole-income-nav-strategy/reit-overview.

Neither the United States Securities and Exchange Commission nor any state securities commission has determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2012.